Exhibit 23.5

CONSENT OF INDEPENDENT  REGISTERED PUBLIC ACCOUNTANT

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 14, 2018 on the consolidated financial statements of Northern States Financial Corporation as of December 31, 2017 and 2016, and for the years then ended, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ PLANTE & MORAN, PLLC

Chicago, IL

August 21, 2018